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                                                                        EX-99.BJ




                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the incorporation by reference in the Prospectuses and the Statement of Additional Information constituting parts of this Post-Effective Amendment No. 57 to the registration statement on Form N-1A (the "Registration Statement") of our report dated January 6, 1999, relating to the financial statements and financial highlights appearing in the November 30, 1998 Annual Report to Shareholders of Vanguard Money Market Reserves, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectuses and under the headings "Financial Statements" and "Service Providers -- Independent Accountants" in the Statement of Additional Information.


PricewaterhouseCoopers LLP

Philadelphia, PA

March 4, 1999